Exhibit 10.30
First Amendment to the
CHESAPEAKE UTILITIES CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
As Amended and Restated as of January 1, 2009

First Amendment to the Chesapeake Utilities Corporation Supplemental
Executive Retirement Plan
Background Information
A.
The Plan was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). From and after January 1, 2005 through December 31, 2008, the Plan, to the extent not grandfathered, was subject to and operated in accordance with a good faith interpretation of Code Section 409A, including the use of any applicable transition rules in effect during such period.

B.	The Internal Revenue Service, in Notice 2010-6, provided guidance regarding document drafting failures and ambiguities that may be corrected or clarified without adverse tax implications.
C.
Chesapeake Utilities Corporation, as the Plan’s sponsor, desires to make certain clarifying amendments to the Plan to ensure its interpretation and operation continue in accordance with the requirements of Code Section 409A, as permitted by Section IV of Notice 2010-6.

Amendment
Chesapeake Utilities Corporation hereby amends the Plan as set forth below, effective as of January 1, 2009:
1.	Article IV of the Plan, “Termination of Employment,” is hereby amended by the addition of new Section 4.3 to read as follows:
“4.3 General Limitations. Notwithstanding Sections 4.1 and 4.2 above, in no event will any payments due to be paid to a Group B Executive under the Plan be either delayed or accelerated as to time of payment or changed as to form of payment in a manner that would violate Code Section 409A (i) by reason of the applicability of such Sections, or (ii) during the pendency of any determinations to be made under such Sections. Rather, if either Section 4.1 or 4.2 is determined to be applicable to a Group B Participant, such Section shall be enforced against the Group B Participant by causing him or her to forfeit all remaining future payments due from and after the date of determination of the violation of either Section 4.1 or 4.2.”

2.	Section 6.5 of the Plan, “Benefit Claims Procedure,” is hereby amended by the addition of the following at the end thereof:
“Notwithstanding the foregoing, a Group B Participant shall not be required to file a claim in order for benefits to commence in accordance with the Participant’s election of the time and form of payment. If a Group B Participant is denied a benefit to which the Participant believes he or she is entitled, the Group B Participant may appeal such benefit denial in accordance with the procedures for claim appeals under the Pension Plan.”

CHESAPEAKE UTILITIES CORPORATION

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